Exhibit 4.1

EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 8

SUPPLEMENTAL INDENTURE NO. 8 (this “Supplemental Indenture”) dated as of April 18, 2017 among Affinion Group, Inc., a Delaware corporation (the “Issuer”), the Subsidiary Guarantors party hereto and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”) under the Indenture (as defined below).

W I T N E S S E T H :

WHEREAS, the Issuer and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of November 19, 2010, providing for the issuance of the Issuer’s 7.875% Senior Notes due 2018 (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture with the written consent (the “Consents”) of Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture (the “Required Consents”);

WHEREAS, the Issuer has offered to exchange (the “Exchange Offer”) any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement dated April 3, 2017 (as it may be amended or supplemented from time to time, the “Offering Memorandum”);

WHEREAS, in connection with the Exchange Offer, the Issuer has solicited consents from Holders to the amendments contained herein (collectively, the “Proposed Amendments”) and the execution of this Supplemental Indenture;

WHEREAS, the Issuer has received Consents to the Proposed Amendments and the execution of this Supplemental Indenture from Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture, and accordingly the Issuer has received the Required Consents;

WHEREAS, this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act purposes; and

WHEREAS, pursuant to Section 9.06, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, (i) the Issuer, (ii) the Subsidiary Guarantors and (iii) the Trustee, strictly on the basis of Holder consent, authorization and direction, as evidenced by the Required Consents, mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the date hereof; provided that the amendments to the Indenture set forth in Section 2 hereof shall not become operative until (i) the Issuer pays the Total Consideration or Exchange Consideration (each as defined in the Offering Memorandum), as applicable, in each case to Holders who have validly tendered (and not withdrawn) Notes (along with the related consents) in accordance with the terms of the Offering Memorandum and (ii) the Issuer informs the Trustee in writing that the payments in clause (i) have been made (the “Amendment Effective Time”). If the Amendment Effective Time does not occur (a) on or prior to the Settlement Date (as defined in the Offering Memorandum) for the Exchange Offer or (b) prior to the Termination Date (as defined in the Support Agreement, dated as of March 31, 2017, by and among the Issuer, Affinion Group Holdings, Inc., Affinion Investments, LLC and certain holders of Notes parties thereto, as amended from time to time), or if the Exchange Offer is not otherwise consummated for any reason upon the terms and conditions described in the Offering Memorandum, then the terms of this Supplemental Indenture shall be null and void and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby.

2. Amendments to Indenture. The Indenture is hereby amended by:

(a) adding to Section 1.01 of the Indenture:

“Amendment Effective Time” shall mean the “Amendment Effective Time” as defined in Supplemental Indenture No. 8 dated as of April 18, 2017, among the Issuer, the Subsidiary Guarantors party thereto and the Trustee.

(b) deleting from Article 1 of the Indenture, in their entirety, those terms, and the respective meanings assigned thereto, that are referred to solely in the provisions of those Sections and subsections of the Indenture that will be amended by deleting the text of each such Section or subsection, as the case may be, in its entirety, as a result of the execution of this Supplemental Indenture.

(c) deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety, with such sections and references having no further force or effect:

Section 4.02	Reports and Other Information

Section 4.03	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Section 4.04	Limitation on Restricted Payments

Section 4.05	Dividend and Other Payment Restrictions Affecting Subsidiaries

Section 4.06	Asset Sales

Section 4.07	Transactions with Affiliates

Section 4.08	Change of Control

Section 4.11	Future Guarantors

Section 4.12	Liens

Section 5.01(a)(iv)	Merger, Consolidation or Sale of All or Substantially All Assets

(d) deleting clauses (c), (d), (e), (f) and (i) of the definition of “Events of Default” under Section 6.01 of the Indenture.

(e) (i) deleting the words “40 days but not more than 60 days before a redemption date” in the second sentence of Section 3.03 of the Indenture and replacing such deletion with “five Business Days but not more than 60 calendar days before a redemption date” and (ii) deleting the words “30 days but not more than 60 days before a redemption date” in the first sentence of Section 3.05(a) of the Indenture and replacing such deletion with “three Business Days but not more than 60 calendar days before a redemption date.”

3. Amendments to Notes. The Notes are hereby amended by (i) deleting the words “30 nor more than 60 days’ prior notice” and replacing such deletion with “three Business Days nor more than 60 calendar days’ prior notice” in each of the first sentence in the second paragraph and the first sentence in the third paragraph of Paragraph 5 of the Securities captioned “Optional Redemption” and (ii) deleting the words “30 days but not more than 60 days before the redemption date” and replacing such deletion with “three Business Days but not more than 60 calendar days before the redemption date” in the first sentence of Paragraph 6 of the Notes captioned “Notice of Redemption.”

4. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer. Furthermore, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee enters into this Supplemental Indenture strictly to give effect to the commercial agreement reached between the Issuer and the Holders, and on the basis of Holder consent, authorization and direction, as evidenced by the Requisite Consents. The Issuer hereby reaffirms its obligation under the Indenture to indemnify and hold harmless the Trustee as required under Article 7 of the Indenture, including under Section 7.07 of the Indenture, and in particular (but not limited to) against losses, liabilities, claims, damages or expenses (including the reasonable fees and expenses of its counsel) arising out of or in connection with its execution and performance of this Supplemental Indenture. This indemnity shall survive the final payment in full of the Notes and the resignation or removal of the Trustee solely to the extent expressly provided in Section 8.01(c) or Section 7.08 of the Indenture, as applicable.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

10. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

11. Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, or any proposed amendment to the Indenture shall be held not to have been properly approved by all necessary Holders as required under the Indenture, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on the date first written above.

AFFINION GROUP, INC.

By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Supplemental Indenture No. 8 (AGI Senior Notes)]

GUARANTORS:

AFFINION BENEFITS GROUP, LLC
AFFINION BRAZIL HOLDINGS I, LLC
AFFINION BRAZIL HOLDINGS II, LLC
AFFINION DATA SERVICES, INC.
AFFINION GROUP, LLC
AFFINION PUBLISHING, LLC
BREAKFIVE, LLC
CARDWELL AGENCY, INC.
CCAA CORPORATION
CONNEXIONS LOYALTY, INC.
CONNEXIONS LOYALTY TRAVEL SOLUTIONS LLC
CONNEXIONS SMV, LLC
CONNEXIONS SM VENTURES, LLC
GLOBAL PROTECTION SOLUTIONS, LLC
INCENTIVE NETWORKS LLC
INTERNATIONAL TRAVEL FULFILLMENT LLC
LIFT MEDIA, LLC
LONG TERM PREFERRED CARE, INC.
LOYALTY TRAVEL AGENCY LLC
PROPP CORP.
TRAVELERS ADVANTAGE SERVICES, LLC
TRILEGIANT AUTO SERVICES, INC.
TRILEGIANT CORPORATION
TRILEGIANT INSURANCE SERVICES, INC.
TRILEGIANT RETAIL SERVICES, INC.
WATCHGUARD REGISTRATION SERVICES, INC.
WEBLOYALTY HOLDINGS, INC.
WEBLOYALTY.COM, INC.

By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Supplemental Indenture No. 8 (AGI Senior Notes)]

CONNEXIONS LOYALTY ACQUISITION, LLC

By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Vice President and Treasurer

CUC ASIA HOLDINGS, by its partners:
TRILEGIANT CORPORATION

By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Executive Vice President and Chief
Financial Officer

and

TRILEGIANT RETAIL SERVICES, INC.

By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Supplemental Indenture No. 8 (AGI Senior Notes)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
	Name:	Maddy Hughes
	Title:	Vice President

[Signature Page to Supplemental Indenture No. 8 (AGI Senior Notes)]